EXHIBIT 23.9

Consent of Ernst & Young LLP

Independent Auditors

Dated September 28, 2007

CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated January 10, 2007 (except for the first five paragraphs of Note 11, as to which the date is January 19, 2007, and the last paragraph of Note 11, as to which the date is September 18, 2007) with respect to the consolidated financial statements of Booth Creek Ski Holdings, Inc. included in this Registration Statement on Form S-11 and related prospectus of CNL Income Properties Inc. filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Sacramento, California

September 28, 2007